Exhibit 1.1

FORM OF DEALER-MANAGER AGREEMENT

As of [_____ __], 2019

Advisory Group Equity Services, Ltd.

doing business as RHK Capital

As Dealer-Manager

88 Post Road West, 3rd floor

Westport, CT 06880

Ladies and Gentlemen:

The following will confirm our agreement relating to the proposed subscription rights offering (the “Rights Offering”) to be undertaken by Real Goods Solar, Inc., a Colorado corporation (the “Company”), pursuant to which the Company will distribute to holders of record of its common stock, par value $0.0001 per share (the “Common Stock”), and outstanding warrants exercisable to purchase Common Stock (the “Warrants”) subscription rights (the “Rights”) as set forth in the Offering Circular in the Company’s Form 1-A offering statement (File No. 024-11087) filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 30, 2019 to subscribe for and purchase shares of the Company’s to be authorized Series 1 Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at a subscription price equal to $10.00 per share (the “Subscription Price”). Shares of Preferred Stock issuable in the Rights Offering shall be referred to herein as the “Rights Shares.”

1.                  The Rights Offering.

(a)               The Company proposes to undertake the Rights Offering pursuant to which each holder of Common Stock and Warrants shall receive ten Rights for each share of Common Stock held of record by such holder or for which a Warrant is exercisable, as the case may be, at the close of business on [________ ___], 2019 (the “Record Date”). Holders of Rights (each a “Holder”) will be entitled to subscribe for and purchase, at the Subscription Price, one share of Preferred Stock for every Right granted to Holders on the Record Date (the “Basic Subscription Right”).

(b)               The Rights shall be non-transferable and will not be listed for trading on any stock exchange or market. The Preferred Stock does not presently trade and is not listed on any national securities exchange or automated quotation system; however, it is the Company’s intention for the Preferred Stock to trade in the over-the-counter market and to be quoted on the OTCQX marketplace operated by the OTC Markets Group (the “OTCQX Market”).

(c)               Any Holder who fully exercises all Basic Subscription Rights issued to such Holder is entitled to subscribe for Rights Shares which were not otherwise subscribed for by other Holders pursuant to their Basic Subscription Rights (the “Over-Subscription Right”). The Over-Subscription Right shall allow a Holder to subscribe for any or all of the Rights Shares which were not otherwise subscribed for as of the Expiration Date (as defined below). Rights Shares acquired pursuant to the Basic Subscription Right and the Over-Subscription Rights are subject to certain limitations and pro rata allocation, as more fully discussed in the Offering Circular (as defined herein), including, without limitation, the 10% limitation set forth in Rule 251(d)(2)(i)(C) under the Securities Act of 1933, as amended (the “Securities Act”).

(d)               Unless extended as provided in the Offering Circular, the Rights are intended to expire at 5:00 p.m., New York City time, on the date which is [___] calendar days after the Offering Statement is qualified by the Commission (the “Expiration Date”). Notwithstanding the foregoing, the Company shall have the right to extend the Expiration Date for up to an additional 45 calendar days in its sole discretion.

(e)               All funds from the exercise of Basic Subscription Rights and Over-Subscription Rights will be deposited with Continental Stock Transfer & Trust Company, LLC, as the subscription and escrow agent (the “Subscription Agent”), and held in a segregated account with the Subscription Agent pending a final determination of the number of Rights Shares to be issued pursuant to the exercise of Basic Subscription Rights and Over-Subscription Rights. As soon as practicable after the Expiration Date, the Company shall conduct a closing of the Rights Offering (a “Closing”).

2.                  Appointment as Dealer-Manager; Role of Dealer-Manager.

(a)               The Company hereby engages Advisory Group Equity Services, Ltd., doing business as RHK Capital, as the exclusive dealer-manager (the “Dealer-Manager”) in connection with the Rights Offering, and authorizes the Dealer-Manager to act as such on its behalf in connection with the Rights Offering, in accordance with this Dealer-Manager Agreement (this “Agreement”). Without the prior written approval of the Dealer-Manager, until the Expiration Date the Company will not solicit, negotiate with or enter into any agreement with any placement agent, financial advisor, dealer manager, brokers, dealers or underwriters or any other person or entity in connection with the Rights Offering. On the basis of the representations and warranties and agreements of the Company contained in this Agreement and subject to and in accordance with the terms and conditions hereof, the Dealer-Manager agrees that as Dealer-Manager it will, in accordance with its customary practice and to the extent requested by the Company, use its commercially reasonable efforts to (i) advise on pricing, structuring and other terms and conditions of the Rights Offering, including whether to provide for transferability, tradability and oversubscription rights and limits (it being acknowledged that such services have been previously provided pursuant to the engagement letter, dated as of August 13, 2019, between Dealer-Manager and the Company (the “Engagement Letter”), (ii) provide guidance on general market conditions and their impact on the Rights Offering, (iii) assist the Company in drafting a presentation that may be used to market the Rights Offering to existing and potential investors, describing the proposed capital raising, the Company’s history and performance to date, track records of key executives, highlights of the Company’s business plan and the intended use of proceeds from the Rights Offering, (iv) advise on the selection of the Information Agent and Subscription Agent (it being acknowledged that such advice has been previously rendered pursuant to the Engagement Letter), (v) assist the Company with its understanding of state blue sky laws and retaining of counsel to assist with the blue sky filings related to the Rights Offering, (vi) solicit the holders of the Rights to encourage them to exercise such Rights, (vii) enter into selected dealer agreements with other registered broker-dealers and provide the Company with the opportunity to introduce the Company and make a presentation to such broker-dealers, and (viii) after the conclusion of the Rights Offering, place Preferred Stock constituting unsubscribed Rights Shares at the Subscription Price for an additional period of up to 45 calendar days thereafter (the “Standby Placement Period”), in each case using its commercially reasonable efforts.  For the avoidance of doubt and notwithstanding anything that may be to the contrary in this Agreement, the Company and the Dealer-Manager hereby agree that (y) the Dealer-Manager will not underwrite the Rights Offering or the placement of unsubscribed Rights Shares during any Standby Placement Period, the Dealer-Manager has no obligation to act, and will not act, in any capacity as an underwriter in connection with the Rights Offering or the placement of unsubscribed Rights Shares during any Standby Placement Period, and the Dealer-Manager has no obligation to purchase or procure purchases of the Rights Shares offered in connection with the Rights Offering or placed during any Standby Placement Period, and (z) the Dealer-Manager shall not solicit any holders of the Company’s securities (including the Rights) or engage in the offer and sale of the Rights Shares in any jurisdiction in which the Rights Shares are not qualified or registered for sale in accordance with, or exempt from, the state securities or “blue sky” laws, as applicable. The parties acknowledge and agree that the Dealer-Manager may perform certain of its services through its affiliates and any of its affiliates performing services hereunder shall be entitled to the benefits and be subject to the terms and conditions of this Agreement.

(b)               The Company acknowledges and agrees that: (i) the terms of this Agreement are arm’s-length commercial transactions between the Company, on the one hand, and the Dealer-Manager, on the other; (ii) in connection therewith, the Dealer-Manager is not acting as a fiduciary of the Company; (iii) the Dealer-Manager has not assumed any agency or fiduciary responsibilities in favor of the Company with respect to the Rights Offering, the placement of unsubscribed Rights Shares during any Standby Placement Period, or in either case the process leading thereto (irrespective of whether the Dealer-Manager has advised or is currently advising the Company on other matters in its capacity as Dealer-Manager or otherwise) or any other obligation to the Company with respect to the Rights Offering or the placement of unsubscribed Rights Shares during any Standby Placement Period, except the obligations expressly set forth in this Agreement; (iv) the Dealer-Manager may be engaged in a broad range of transactions that involve interests that differ from those of the Company which the Dealer-Manager may be under no obligation to disclose; and (v) the Company has consulted its own legal and financial advisors with respect to its execution of and performance under this Agreement.

3.                  No Liability for Acts of Brokers, Dealers, Banks and Trust Companies. The Dealer-Manager shall not be subject to any liability (in tort, contract or otherwise) to the Company or any of the Company’s Subsidiaries (as such term is defined in Rule 405 of the Securities Act or Affiliates (as such term is defined in Rule 144 under the Securities Act) for any act or omission on the part of any broker or dealer in securities (other than the Dealer-Manager or any Affiliates of the Dealer-Manager) or any natural person, partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity or organization (each, a “Person”), and the Dealer-Manager shall not be liable for its own acts or omissions in performing its obligations as advisor or Dealer-Manager hereunder or otherwise in connection with the Rights Offering, the placement of unsubscribed Rights Shares during any Standby Placement Period, or the related transactions, except for any losses, claims, damages, liabilities and expenses to have resulted directly from any such acts or omissions undertaken or omitted to be taken by the Dealer-Manager through its gross negligence, bad faith or willful misconduct, in all cases as determined in a final judgment by a court of competent jurisdiction. The Dealer-Manager may appoint sub-placement agents and/or dealers in connection with the Rights Offering or the placement of unsubscribed Rights Shares during any Standby Placement Period. In soliciting or obtaining exercises of Rights or the placement of unsubscribed Rights Shares during any Standby Placement Period, the Dealer-Manager shall not be deemed to be acting as the agent of the Company or as the agent of any broker, dealer, bank or trust company, and no broker, dealer, bank or trust company shall be deemed to be acting as the Dealer-Manager’s agent or as the agent of the Company. Unless the context specifically requires otherwise, the term “Company” as used in this Agreement means the Company and its Subsidiaries collectively on a consolidated basis. Except as set forth herein, the Company agrees that it will not hold the Dealer-Manager liable or responsible for the failure of the Rights Offering or the placement of any unsubscribed Rights Shares during any Standby Placement Period in the event that the Rights Offering is not successfully consummated for any reason other than because of any acts or omissions undertaken or omitted to be taken by the Dealer-Manager through its gross negligence, bad faith or willful misconduct, in all cases as determined in a final judgment by a court of competent jurisdiction.

4.                  The Offer Documents.

(a)               There will be used in connection with the Rights Offering certain materials in addition to the Offering Statement and the Offering Circular (each as defined herein), together with any amendments or supplements thereto, as filed, including: (i) the Company’s articles of designation of preferences, rights and limitations of the Preferred Stock (the “Articles of Designation”), together with all other exhibits to the Offering Statement which pertain to the conduct of the Rights Offering and (ii) any soliciting materials relating to the Rights Offering approved by the Company, and (iii) any free writing prospectus with respect to the Rights Offering filed by the Company. (collectively with the Offering Statement and the Offering Statement, the “Offer Documents”). The Offer Documents have been or will be prepared and approved by, and are the sole responsibility of, the Company.

(b)               The Company will furnish copies of drafts of any Offer Documents to the Dealer-Manager within a reasonable time in advance of filing with the Commission or with any other federal, state, or other governmental agency or instrumentality or court (“Other Agency”), including the Financial Industry Regulatory Authority, Inc. (“FINRA”). The Dealer-Manager shall be given an opportunity to review and comment upon the Offer Documents, to which comments the Company will give reasonable consideration.

(c)               In the event that the Company uses or permits the use of, or files with the Commission or any Other Agency, any Offer Documents (i) which have not been submitted to the Dealer-Manager for its comments, or (ii) which have been so submitted and with respect to which the Dealer-Manager has made comments, but which comments have not resulted in a response reasonably satisfactory to the Dealer-Manager and its counsel to reflect such comments, then the Dealer-Manager shall be entitled to withdraw as a Dealer Manager in connection with the Rights Offering and the related transactions, including withdrawal in connection with the placement of unsubscribed Rights Shares during any Standby Placement Period, without any liability or penalty to the Dealer-Manager or any other Person identified in Section 11 hereof as an “indemnified party,” and the Dealer-Manager shall be entitled to receive the payment of all fees and expenses payable under this Agreement or the Engagement Letter which have accrued to the date of such withdrawal or which otherwise thereafter become payable. No such event has occurred through the date hereof.

(d)               The Company further agrees to furnish the Dealer-Manager with as many copies as it may reasonably request of the final forms of the Offer Documents, and the Dealer-Manager is authorized to use copies of the Offer Documents in connection with its acting as Dealer-Manager. The Company represents and warrants to the Dealer-Manager that the Dealer-Manager may rely on the accuracy and completeness of all of the Offer Documents and any other information delivered to the Dealer-Manager by or on behalf of the Company in connection with the Rights Offering and the placement of unsubscribed Rights Shares during any Standby Placement Period.

(e)               The Company represents and agrees that no solicitation material, other than the Offer Documents and the documents to be filed therewith as exhibits thereto, will be used by or on behalf of the Company in connection with the Rights Offering or the placement of unsubscribed Rights Shares during any Standby Placement Period, in either case without the prior approval of the Dealer-Manager, which approval will not be unreasonably withheld. In the event that the Company uses or permits the use of any such solicitation material in connection with the Rights Offering or the placement of unsubscribed Rights Shares during any Standby Placement Period, then the Dealer-Manager shall be entitled to withdraw as Dealer-Manager in connection with the Rights Offering, the placement of unsubscribed Rights Shares during any Standby Placement Period and the related transactions without any liability or penalty to the Dealer-Manager or any other Person identified in Section 11 hereof as an “indemnified party,” and the Dealer-Manager shall be entitled to receive the payment of all fees and expenses payable under this Agreement or the Engagement Letter which have accrued to the date of such withdrawal or which otherwise thereafter become payable.

(f)                As of the date hereof and at all times prior to and following the qualification of the Offering Statement, the Company shall and cause its officers, directors and Affiliates to comply with all rules and regulations of the Commission relating to offerings under Regulation A (as defined herein), including, without limitation, those relating to public statements and disclosures of material non-public information.

(g)               The Company agrees that any reference to the Dealer-Manager in any Offer Documents or in any newspaper announcement or press release or other document or communication is subject to the Dealer-Manager’s prior consent, which consent shall not be unreasonably withheld. The Dealer-Manager agrees that any reference to the Company or the Rights Offering in a press release or other document or communication made by the Dealer-Manager, any of its Affiliates or a registered broker-dealer with whom the Dealer-Manager has entered into a selected dealer agreement is subject to the Company’s prior consent, which consent shall not be unreasonably withheld.

5.                  Representations and Warranties. The Company represents and warrants to the Dealer-Manager that:

(a)               The Company has prepared and filed with the Commission an offering statement on Form 1-A (File No. 024-11087) (the “Offering Statement”), including an offering circular (the “Offering Circular”) describing the Rights and the Rights Shares, in accordance with the provisions of the rules and regulations of the Commission under Regulation A of the Securities Act (“Regulation A”), for the qualifications of the Rights Shares under the Securities Act, together with additional shares of Preferred Stock for issuance in lieu of cash payment of dividends payable from time to time under the terms of the Preferred Stock (collectively, the “PIK Shares”). At the time of such filing the Company met the eligibility requirements of Form 1-A under Regulation A. Such Offering Statement meets the requirements set forth in, and complies with, Rule 252 under Regulation A. For purposes of this Agreement, (i) “Qualification Date” means the date and the time as of which the Offering Statement, or the most recent amendment or post-qualified amendment thereto, if any, was qualified by the Commission; (ii) “Offering Statement” means such Offering Statement, as amended at the Qualification Date, including any documents which are exhibits thereto; and (iii) “Offering Circular” means such final Offering Circular, as qualified, including the preliminary offering circular filed with the Commission and used before the Offering Statement is qualified pursuant to Rule 252(e) under Regulation A, any preliminary offering circular that omitted information pursuant to Rule 253(b) under Regulation A, any offering circular supplement(s) filed with the Commission pursuant to Rule 253(c) under Regulation A and all information incorporated in the Offering Circular by reference. The Commission has not issued any order preventing or suspending the use of the Offering Circular. All references in this Agreement to the Offering Statement and the Offering Circular, or any amendments or supplements to either of the foregoing shall be deemed to include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”). The Offering Circular delivered to the Dealer-Manager for use in connection with the Rights Offering will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

(b)               The Offering Statement (together with all exhibits filed as part of the Offering Statement) conforms, and the Offering Circular and any further amendments or supplements to the Offering Statement and the Offering Circular conforms or will conform, when they are filed with or become qualified by the Commission, as the case may be, in each case, in all material respects to the requirements of the Securities Act and the various state securities or “blue sky” laws, as applicable, and collectively do not and will not, as of the applicable Qualification Date (as to the Offering Statement and any amendment thereto) and as of the applicable filing date (as to the Offering Circular and any amendment or supplement thereto) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (with respect to the Offering Circular, in the light of the circumstances under which they were made) not misleading; provided that no representation or warranty is made by the Company as to information contained in or omitted from the Offering Statement or the Offering Circular in reliance upon and in conformity with written information furnished to the Company by the Dealer-Manager specifically for inclusion therein (collectively, the “Dealer-Manager Information”) under appropriate headings and in its final form as approved by the Dealer-Manager.

(c)               There are no contracts, agreements, plans or other documents which are required to be described in the Offering Circular or filed as exhibits to the Offering Statement by the Securities Act which have not been described in the Offering Circular, or filed as exhibits to the Offering Statement or incorporated by reference into the exhibit table of the Offering Statement as permitted by the Securities Act.

(d)               The Company and each of its Subsidiaries are validly existing as corporations in good standing under the laws of their respective jurisdictions of incorporation, are duly qualified to do business and are in good standing as foreign corporations in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the absence of such power or authority (either individually and in the aggregate) could not reasonably be expected to have a material adverse effect on: (i) the business, condition (financial or otherwise), results of operations, shareholders’ equity, properties or prospects (as such prospects are disclosed or described in the Offering Circular) of the Company or its Subsidiaries; (ii) the long-term debt or capital stock of the Company or its Subsidiaries; or (iii) the Rights Offering or consummation of any of the other transactions contemplated by this Agreement, the Offering Statement or the Offering Circular (any such effect being a “Material Adverse Effect.

(e)               This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Dealer-Manager, constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(f)                Neither the Company nor any of its Subsidiaries: (i) is in violation of its charter or by-laws, (ii) is in default under or in breach of, and no event has occurred which, with notice or lapse of time or both, would constitute a default or breach under or result in the creation or imposition of any lien, charge, mortgage, pledge, security interest, claim, equity, trust or other encumbrance, preferential arrangement, defect or restriction of any kind whatsoever (each, a “Lien”) upon any of their property or assets pursuant to, any material contract, agreement, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) is in violation in any material respect of any law, rule, regulation, ordinance, directive, judgment, decree or order, foreign and domestic, to which it or its properties or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its properties or assets or to the conduct of its business, except, in the case of clauses (ii) and (iii) above, any violation, default or failure to possess the same that would not have a Material Adverse Effect.

(g)               (i) the Company and the Subscription Agent have or will have entered into a subscription and escrow agent agreement (the “Subscription Agent Agreement”) if required by the Subscription Agent and (ii) the Company and MacKenzie Partners (the “Information Agent”) have or will have entered into an information agency agreement (the “Information Agency Agreement”) if required by the Information Agent. When executed by the Company, if applicable, each of the Subscription Agent Agreement and the Information Agency Agreement will have been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by Subscription Agent or the Information Agent, as the case may be, will constitute a valid and legally binding agreement of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(h)               The Rights to be issued and distributed by the Company have been duly and validly authorized and, when issued and delivered in accordance with the terms of the Offer Documents, as applicable, will be duly and validly issued, and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. No Holder is or will be subject to personal liability by reason of being such a holder, and the Rights conform in all material respects to the description thereof contained in the Offering Circular.

(i)                 The Rights Shares have been or will be duly and validly authorized and reserved for issuance upon exercise of the Rights or placement for purchase during any Standby Placement Period, as applicable, are free of statutory and contractual preemptive rights and, except as disclosed in the Offering Circular with respect to pro-ratable allocation of the Rights Shares if oversubscribed, are sufficient in number to meet the exercise requirements of the Rights Offering; and the Rights Shares, when so issued and delivered against payment therefore in accordance with the terms of the Rights Offering and the terms of any placement during the Standby Placement Period, will be duly and validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and will conform to the description thereof contained in the Articles of Designation.

(j)                 The PIK Shares have been duly and validly authorized and reserved for issuance, at the Company’s sole election, in lieu of cash payment of dividends payable under the Preferred Stock and are free of statutory and contractual preemptive rights; and the PIK Shares, when so issued and delivered in accordance with the terms of the Articles of Designation, will be duly and validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof, and will conform to the descriptions with respect to the Preferred Stock contained in the Offering Circular and the Offer Documents incorporated therein.

(k)               As part of the Rights Offering, the Rights Shares are intended to be quoted on the OTCQX Market. The Company has not received an oral or written notification from the OTCQX Market or any court or any other federal, state, local or foreign governmental or regulatory authority having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets (each, a “Governmental Authority”) of any inquiry or investigation or other action that would cause the Rights Shares not to be quoted on the OTCQX Market.

(l)                 The Company has an authorized capitalization as set forth in balance sheet contained in the Offering Circular, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Company capital stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its Subsidiaries other than those accurately described in the Offering Statement and Offering Circular or in information incorporated therein by reference. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth, or incorporated by reference, in the Offering Statement and Offering Circular accurately and fairly presents in all material respects the information required to be shown with respect to such plans, arrangements, options and rights.

(m)             The Company and its Subsidiaries own or lease all such assets or properties as are necessary to the conduct of its business as presently operated and as proposed to be operated as described in the Offering Statement and the Offering Circular. Except to the extent licensed or leased by the Company or its Subsidiaries, the Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of any Lien, except for such Liens as are described in the Offering Statement and the Offering Circular or in information incorporated therein by reference. Any real property and buildings held under lease or sublease by the Company or any Subsidiary is held under valid, subsisting and enforceable leases with such exceptions as are not material to, and do not interfere with, the use made and proposed to be made of such property and buildings by the Company or such Subsidiary. Neither the Company nor any Subsidiary has received any notice of any material claim adverse to its ownership of any real or personal property or of any material claim against the continued possession of any real property, whether owned or held under lease or sublease by the Company or any Subsidiary.

(n)               The Company and its Subsidiaries have all material consents, approvals, authorizations, orders, registrations, qualifications, licenses, filings and permits of, with and from all judicial, regulatory and other Governmental Authorities and all third parties, foreign and domestic (collectively, with the Licensing Requirements described below, the “Consents”), to own, lease and operate their properties and conduct their businesses as presently being conducted and as disclosed in the Offering Statement and the Offering Circular, and each such Consent is valid and in full force and effect. The Company has not received notice of any investigation or proceedings which results in or, if decided adversely to the Company, could reasonably be expected to result in, the revocation of any Consent or reasonably be expected to have a Material Adverse Effect. No Consent contains a materially burdensome restriction not adequately disclosed in the Offering Statement and the Offering Circular.

(o)               The execution, delivery and performance by the Company of this Agreement, the Subscription Agent Agreement and the Information Agency Agreement, the issuance of the Rights in accordance with the terms of the Offer Documents, the issuance of the Rights Shares in accordance with the terms of the Rights Offering, the issuance of unsubscribed Rights Shares in accordance with the placement thereof during any Standby Placement Period, the issuance of the PIK Shares in accordance with the terms of the Articles of Designation, and the consummation by the Company of the transactions contemplated hereby and thereby, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries or any of its Affiliates is a party or by which the Company or any of its Subsidiaries or its Affiliates is bound or to which any of the properties or assets of the Company or any of its Subsidiaries or its Affiliates is subject, nor will such actions result in any violation of the provisions of the charter or by-laws of the Company or any of its Subsidiaries or any statute or any order, rule or regulation of any court or any Governmental Authority; and except for the qualification of the Rights Shares and the PIK Shares under the Securities Act, the filing with the State of Colorado of the Articles of Designation governing the Preferred Stock, and such consents, approvals, authorizations, registrations or qualifications as may be required under Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable state securities laws in connection with the sale of the Rights Shares during the Rights Offering and any Standby Placement Period and any issuance of the PIK Shares by the Company, no consent, approval, authorization or order of, or filing or registration with, any Governmental Authority is required for the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby.

(p)               There are no contracts, agreements or understandings between the Company and any Person granting such Person the right to require the Company to include such securities in the securities qualified pursuant to the Offering Statement. No holder of any security of the Company has any rights of rescission or similar rights with respect to such securities held by them.

(q)               Neither the Company nor any of its Subsidiaries has sustained, since the date of the latest balance sheet included in the Offering Circular or after such date and as disclosed in the Offering Circular, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since such date or after such date and as disclosed in the Offering Circular, there has not been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity, results of operations or prospects (as such prospects are disclosed or described in the Offering Circular) of the Company and its Subsidiaries (a “Material Adverse Change”). Since the date of the latest balance sheet presented in the Offering Circular, the Company has not incurred or undertaken any liabilities or obligations, whether direct or indirect, liquidated or contingent, matured or unmatured, or entered into any transactions, including any acquisition or disposition of any business or asset, which are material to the Company, except for liabilities, obligations and transactions which are disclosed in the Offering Statement and the Offering Circular.

(r)                BDO USA, LLP and Moss Adams LLP (collectively, the “Auditors”), whose reports relating to the Company and its Subsidiaries are included in the Offering Statement, are each independent registered public accountants with respect to the Company as required by the Securities Act, the Exchange Act and the rules and regulations promulgated by the Public Company Accounting Oversight Board (the “PCAOB”). The Auditors, to the Company’s knowledge, are duly registered and in good standing with the PCAOB. The Auditors have not, during the periods covered by the financial statements included in the Offering Statement and the Offering Circular, provided to the Company any non-audit services, as such term is used in Section 10A(g) of the Exchange Act.

(s)                The financial statements, including the notes thereto, and any supporting schedules included (by incorporation or otherwise) in the Offering Statement and the Offering Circular present fairly, in all material respects, the financial position as of the dates indicated and the cash flows and results of operations for the periods specified of the Company. Except as otherwise stated in the Offering Statement and the Offering Circular, said financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved. Any supporting schedules included in the Offering Statement and the Offering Circular present fairly, in all material respects, the information required to be stated therein. No other financial statements or supporting schedules are required to be included or incorporated by reference in the Offering Statement. The other financial and statistical information included in the Offering Statement and the Offering Circular present fairly, in all material respects, the information included therein and have been prepared on a basis consistent with that of the financial statements that are included in the Offering Statement and the Offering Circular and the books and records of the respective entities presented therein.

(t)                 There are no pro forma or as adjusted financial statements which are required to be included in the Offering Statement and the Offering Circular in accordance with Regulation S-X under the Securities Act.

(u)               The statistical, industry-related and market-related data included in the Offering Statement and the Offering Circular are based on or derived from sources which the Company reasonably believes are reliable and accurate, and such data agree with the sources from which they are derived. All applicable third-party consents have been obtained in order for such data to be included in the Offering Statement and the Offering Circular.

(v)               The Company maintains a system of internal accounting and other controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w)             The Company’s Board of Directors has validly appointed an audit committee, compensation committee and nominating and corporate governance committee whose composition satisfies the requirements of the rules and regulations of the Commission and the Company’s Board of Directors and/or audit committee, compensation committee and the nominating corporate governance committee has each adopted a charter as described in the Offering Statement, and such charters are in full force and effect as of the date hereof. Neither the Company’s Board of Directors nor the audit committee thereof has been informed of: (i) except as disclosed in the Offering Statement and the Offering Circular, any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(x)               The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), applicable to the Company, and the rules and regulations promulgated thereunder and related or similar rules and regulations promulgated by any other Governmental Authority or self-regulatory entity or agency, except for violations which, singly or in the aggregate, are disclosed in the Offering Circular or would not have a Material Adverse Effect.

(y)               No relationship, direct or indirect, exists between or among any of the Company or any Affiliate of the Company, on the one hand, and any director, officer, shareholder, customer or supplier of the Company or any Affiliate of the Company, on the other hand, which is required by the Securities Act or the Exchange Act to be described in the Offering Statement or the Offering Circular which is not so described as required. Except as disclosed in the Offering Statement and the Offering Circular, there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members. The Company has not, in violation of Sarbanes-Oxley, directly or indirectly, including through any Affiliate of the Company (other than as permitted under Sarbanes-Oxley for depositary institutions), extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

(z)               There are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property or asset of the Company or any of its Subsidiaries is the subject which, if determined adversely to the Company or any of its Subsidiaries, are reasonably likely to have a Material Adverse Effect; and to the Company’s knowledge, except as disclosed in the Offering Circular, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others.

(aa)            The Company and its Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except where the failure to make such filings or make such payments, either individually or in the aggregate, could not reasonably be expected to have, a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in its financial statements above in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its Subsidiaries has not been finally determined.

(bb)           Each of the Company and its Subsidiaries maintains insurance of the types and in the amounts which the Company believes to be reasonable and sufficient for a company of its size operating in the Company’s industry, including, but not limited to: (i) directors’ and officers’ insurance (including insurance covering the Company, its directors and officers for liabilities or losses arising in connection with the Rights Offering, including, without limitation, liabilities or losses arising under the Securities Act, the Exchange Act and applicable foreign securities laws), (ii) insurance covering real and personal property owned or leased against theft, damage, destruction, acts of vandalism and all other risks customarily insured against and (iii) business interruption insurance. There are no claims by the Company or any of its Subsidiaries under any policy or instrument described in this paragraph as to which any insurance company is denying liability or defending under a reservation of rights clause. All of the insurance policies described in this paragraph are in full force and effect. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(cc)            The Company and its Subsidiaries own or possess or have the right to use all patents, patent rights, patent applications, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, service names and other intellectual property (collectively, “Intellectual Property”) necessary to carry on their respective businesses as described in the Offering Circular and as proposed to be conducted; and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interests of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, might result in a Material Adverse Effect. To the Company’s knowledge, all former and current employees of the Company or any of its Subsidiaries and, to the Company’s knowledge, all other agents, consultants and contractors of the Company or any of its subsidiaries who contributed to or participated in the conception or development of any Intellectual Property for the Company or any of its Subsidiaries) have executed written contracts or agreements that assign to the Company all rights to any inventions, improvements, discoveries or information relating to the business of the Company and its Subsidiaries, including without limitation all Intellectual Property owned, controlled by or in the possession of the Company or any of its Subsidiaries. To the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, employee or former employee. Each agreement and instrument (each, a “License Agreement”) pursuant to which any Intellectual Property is licensed to the Company or any of its Subsidiaries is in full force and effect, has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company or the applicable subsidiary, as the case may be, enforceable against the Company or such subsidiary in accordance with its terms, except as enforcement thereof may be subject to bankruptcy, insolvency or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles; the Company and its Subsidiaries are in compliance with their respective obligations under all License Agreements and, to the Company’s knowledge, all other parties to any of the License Agreements are in compliance with all of their respective obligations thereunder; no event or condition has occurred or exists that gives or would give any party to any License Agreement the right, either immediately or with notice or passage of time or both, to terminate or limit (in whole or in part) any such License Agreement or any rights of the Company or any of its Subsidiaries thereunder, to exercise any of such party’s remedies thereunder, or to take any action that would adversely affect any rights of the Company or any of its Subsidiaries thereunder or that might have a Material Adverse Effect, and the Company is not aware of any facts or circumstances that would result in any of the foregoing or give any party to any License Agreement any such right; and neither the Company nor any of its Subsidiaries has received any notice of default, breach or non-compliance under any License Agreement.

(dd)           The Company: (i) is and at all times has been in full compliance with all existing privacy laws and other statutes, rules, regulations or industry guidance applicable to the ownership, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured, distributed or sold by the Company or any component thereof (such laws, statutes, rules, regulations or guidance, collectively, “Applicable Laws”); (ii) has not received any notice of adverse finding, warning letter, untitled letter or other correspondence or notice from any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (iii) possesses all Authorizations and such Authorizations are valid and in full force and effect and are not in violation of any term of any such Authorizations; (iv) has not received notice of any claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations and has no knowledge that any such Governmental Authority or third party is considering any such claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action; (v) has not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such Governmental Authority is considering such action; (vi) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission), except, in the case of each of clauses (i), (ii) and (iii), for any default, violation or event that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(ee)            Neither the Company nor, to the Company’s knowledge, any of the Company’s directors, officers or employees has violated: (i) the Bank Secrecy Act, as amended, (ii) the Money Laundering Control Act of 1986, as amended, (iii) the Foreign Corrupt Practices Act of 1977, as amended, or (iv) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and/or the rules and regulations promulgated under any such law, or any successor law, except for such violations which, singly or in the aggregate, would not have a Material Adverse Effect. No action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any of the foregoing laws is pending or, to the Company’s knowledge, threatened.

(ff)              Neither the Company nor any of its Affiliates has, prior to the date hereof, made any offer or sale of any securities which are required to be “integrated” pursuant to the Securities Act with the offer and sale of the Rights Shares pursuant to the Offering Statement.

(gg)           Except as described in the Offering Statement and the Offering Circular, there are no claims, payments, arrangements, agreements or understandings relating to the payment of a finder’s, consulting or origination fee or other compensation by the Company with respect to the issuance or exercise of the Rights or the sale of the Rights Shares or any other arrangements, agreements or understandings of the Company or, to the Company’s knowledge’s officers, directors and employees or Affiliates that may affect the Dealer-Manager’s compensation, as determined by FINRA. Except as previously disclosed by the Company to the Dealer-Manager in writing, no officer, director, or beneficial owner of 5% or more of any class of the Company’s securities (whether debt or equity, registered or unregistered, regardless of the time acquired or the source from which derived) or any other Affiliate is a member or a Person associated, or affiliated with a member of FINRA. No proceeds from the exercise of the Rights will be paid to any FINRA member, or any Persons associated or affiliated with a member of FINRA, except as specifically contemplated herein. Except as previously disclosed by the Company to the Dealer-Manager, no Person to whom securities of the Company have been privately issued within the 180-day period prior to the initial filing date of the Offering Statement has any relationship or affiliation or association with any member of FINRA.

(hh)           There are no contracts, agreements or understandings between the Company and any Person that would give rise to a valid claim against the Company or the Dealer-Manager for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement. Other than the Dealer-Manager, the Company has not employed any brokers, dealers or underwriters in connection with solicitation of exercise of Rights in the Rights Offering or the placement of unsubscribed Rights Shares during any Standby Placement Period; and except as provided for in Sections 6 and 7 hereof, no other commissions, fees or discounts will be paid by the Company in connection with the Rights Offering.

(ii)              Neither the Company nor, to the Company’s knowledge, any of the Company’s officers, directors, employees or agents has at any time during the last five years: (i) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other Person charged with similar public or quasi-public duties, other than payments that are not prohibited by the laws of the United States of any jurisdiction thereof.

(jj)              The Company has not and will not, directly or indirectly through any officer, director or Affiliate of the Company or through any other Person: (i) taken any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company to facilitate the issuance of the Rights or the sale or resale of the Rights Shares, (ii) since the filing of the Offering Statement sold, bid for or purchased, or paid any Person any compensation for soliciting exercises or purchases of, the Rights or the Rights Shares and (iii) until the later of the expiration of the Rights or the completion of the distribution (within the meaning of Regulation M under the Exchange Act) of the Rights Shares, sell, bid for or purchase, apply or agree to pay to any Person any compensation for soliciting another to purchase any other securities of the Company (except for the solicitation of the exercises of Rights pursuant to the Offer Documents). The foregoing shall not apply to the offer, sale, agreement to sell or delivery with respect to Rights Shares offered and sold upon exercise of the Rights, as described in the Offering Circular.

(kk)           Each “forward-looking statement” (within the meaning of Section 27A of the Securities Act or Section 21E of the Exchange Act) included in the Offering Statement and the Offering Circular has been made or reaffirmed with a reasonable basis and has been disclosed in good faith.

As used in this Agreement, the term “the Company’s knowledge” (or similar language) shall mean the actual knowledge of Dennis Lacey and Alan Fine, with the assumption that such officers shall have made reasonable and diligent inquiry of the matters presented (with reference to what is customary and prudent for the applicable individuals in connection with the discharge by the applicable individuals of their duties as officers or directors of the Company).

6.                  Compensation.

(a)               In consideration for its services in the Rights Offering, the Dealer-Manager shall receive a cash fee equal to 6% of the gross dollar amount received by the Company from any cash exercise of the Rights issued to investors in the Rights Offering, as a commission, which commission shall not exceed $1,200,000 in the aggregate, and 1.8% non-accountable expense fee, which non-accountable expense fee shall not exceed $240,000 in the aggregate, as well as an out-of-pocket accountable expense allowance of 0.2%, which accountable expense allowance shall not exceed $40,000 in the aggregate. In conjunction with its execution of the Engagement Letter the Company previously paid the Dealer-Manager the sum of $25,000 as an advance against such accountable expense allowance (the “Advance”). If the Rights Offering is not consummated, any portion of the Advance not used by such Dealer-Manager’s actual out-of-pocket expenses shall be promptly reimbursed to the Company as required under FINRA Rule 5110(f)(2)(C). Except for the Advance, all payments to be made by the Company pursuant to this Section 6(a) shall be made at the Closing by wire transfer of immediately available funds upon the consummation of the subscriptions for Rights Shares pursuant to the exercise of Rights (the “Closing Date”).

(b)               For any unsubscribed Rights Shares placed by the Dealer-Manager during any Standby Placement Period, the Dealer-Manager shall receive a placement fee equal to 6%, in lieu of the dealer-manager fee, along with continuing non-accountable and accountable expense allowances of 1.8% and 0.2%, respectively, with such placement fee and expenses to be calculated in respect of the total gross proceeds paid to and received by the Company for subscriptions accepted by the Company from investors in connection with such placement and such placement fee and expenses not to exceed the aggregate amounts that would have been otherwise received by the Dealer-Manager if the Rights Offering were fully subscribed. Neither the placement fee nor expense allowances in connection with the placement of shares by the Dealer-Manager during any Standby Placement Period shall be payable with respect to any securities purchased as result of the exercise of any Basic Subscription Right or Over-Subscription Right. All payments to be made by the Company pursuant to this Section 6(b) shall be made, with respect to the post-Rights Offering placement of unsubscribed Rights Shares by the Dealer-Manager, at the closing of the issuance and purchase under such placement, by wire transfer of immediately available funds.

(c)               Notwithstanding the foregoing and subject to its entry into an acceptable form of selected dealer agreement(s) with other registered broker-dealers in connection with the exercise of the Rights and/or placement of the Rights Shares, the Dealer-Manager will allocate to any such other registered broker-dealer a selected dealer fee, constituting a portion of its dealer-manager fee or placement fee, as applicable, equal to 4% of the total gross proceeds paid to and received by the Company for subscriptions accepted by the Company from clients of such other broker-dealers pursuant to the exercise of their Rights in the Rights Offering or purchase of unsubscribed Rights Shares during any Standby Placement Period, as applicable.

7.                  Expenses. Subject to Section 6 hereof, the Company shall pay or cause to be paid:

(a)               all expenses (including any taxes) incurred by the Company in connection with the Rights Offering and the authorization, preparation, issuance, execution, authentication and delivery of the Rights and the Rights Shares;

(b)               all fees, expenses and disbursements of the Company’s accountants, legal counsel and other third party advisors;

(c)               all reasonable and documented costs and expenses of the Dealer-Manager reimbursable upon any termination of this Agreement as permitted by FINRA Rule 5110(f)(2)(D);

(d)               all fees and expenses of the Subscription Agent and the Information Agent;

(e)               all fees, expenses and disbursements (including, without limitation, fees and expenses of the Company’s accountants and counsel) in connection with the preparation, printing, filing, delivery and shipping of the Offering Statement (including the financial statements therein and all amendments and exhibits thereto), the Offering Circular, the other Offer Documents and any amendments or supplements of the foregoing and any printing, delivery and shipping of this Agreement to any organization of soliciting dealers, if any, to the members thereof by mail, fax or other means of communications;

(f)                all fees, expenses and disbursements, if any, relating to the registration or qualification of the Rights and the Rights Shares under the “blue sky” securities laws of any states or other jurisdictions;

(g)               all filing fees of the Commission;

(h)               all filing fees relating to the review of the Rights Offering by FINRA;

(i)                 any applicable listing or other fees;

(j)                 the cost of printing certificates representing the Rights and the Rights Shares;

(k)               the cost and charges of the Company’s transfer agent(s) or registrar(s); and

(l)                 all other costs and expenses incident to the performance of the Company’s obligations hereunder for which provision is not otherwise made in this Section 7.

All payments to be made by the Company pursuant to this Section 7 shall be made promptly after the termination or expiration of the Rights Offering or, if later, promptly after the related fees, expenses or charges accrue and an invoice therefor is sent by the Dealer-Manager. The Company shall perform its obligations set forth in this Section 7 whether or not the Rights Offering commences or any Rights are exercised pursuant to the Rights Offering, except that the Dealer-Manager’s non-accountable expenses may only be reimbursed upon Closing.

8.                  Shareholder Lists; Subscription Agent; Information Agent.

(a)               The Company will cause the Dealer-Manager to be provided with any cards or lists showing the names and addresses of, and the number of shares of Common Stock held by, the holders of shares of Common Stock as of a recent date and will use its best efforts to cause the Dealer-Manager to be advised from time to time during the period, as the Dealer-Manager shall request, of the Rights Offering as to any transfers of record of shares of Common Stock.

(b)               The Company (i) has arranged for the Subscription Agent to serve as subscription and escrow agent in connection with the Rights Offering, (ii) will arrange for the Subscription Agent to advise the Dealer-Manager regularly as to such matters as the Dealer-Manager may reasonably request, including the number of Rights that have been exercised, and (iii) will arrange for the Subscription Agent to be responsible for receiving subscription funds paid.

(c)               The Company has arranged for the Information Agent to serve as the information agent in connection with the Rights Offering (together with the Subscription Agent, the “Agents”) and to perform services in connection with the Rights Offering that are customary for an information agent.

9.                  Covenants of the Company. The Company covenants and agrees with the Dealer-Manager:

(a)               To use its best efforts to cause the Offering Statement and any amendments thereto to be qualified; to prepare an Offering Circular in a form approved by the Dealer-Manager (such approval not to be unreasonably withheld or delayed) and to file such Offering Circular and any supplements thereto pursuant to Rule 253 under Regulation A within the time(s) prescribed by such rule; to advise the Dealer-Manager, promptly after it receives notice thereof, of the time when the Offering Statement, or any amendment thereto, becomes qualified or any supplement to the Offering Circular or any amended Offering Circular has been filed, and to furnish the Dealer-Manager with copies thereof; to advise the Dealer-Manager, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Offering Circular, of the suspension of the qualification of the Rights for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Offering Statement or the Offering Circular, as applicable, or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Offering Circular or suspending any such qualification, to use promptly its reasonable best efforts to obtain its withdrawal.

(b)               To deliver promptly to the Dealer-Manager, at any such location as requested by the Dealer-Manager, such number of the following documents as the Dealer-Manager shall reasonably request: (i) conformed copies of the Offering Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits other than this Agreement, any other Offer Documents filed as exhibits, the computation of the ratio of earnings to fixed charges and the computation of per share earnings), (ii) the Offering Circular and any supplement thereto and (iii) any document incorporated by reference in the Offering Circular (excluding exhibits thereto); and, if the delivery of an offering circular is required at any time during which the Offering Circular relating to the Rights or the Rights Shares is required to be delivered under the Securities Act and if at such time any events shall have occurred as a result of which the Offering Circular as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary during such period to amend or supplement the Offering Circular or to file under the Exchange Act any document incorporated by reference in the Offering Circular in order to comply with the Securities Act or the Exchange Act, to notify the Dealer-Manager and, upon its request, to file such document and to prepare and furnish without charge to the Dealer-Manager as many copies as the Dealer-Manager may from time to time reasonably request of an amended or supplemented Offering Circular which will correct such statement or omission or effect such compliance.

(c)               To file promptly with the Commission any amendment to the Offering Statement or the Offering Circular or any supplement to the Offering Circular that may, in the judgment of the Company or the Dealer-Manager, be necessary or advisable in connection with the distribution of the Rights or the sale of the Rights Shares or be requested by the Commission.

(d)               Prior to filing with the Commission any: (i) document incorporated by reference in the Offering Circular or (ii) supplement or post-qualification amendment to the Offering Circular pursuant to Rule 253(c) under Regulation A, to furnish a copy thereof to the Dealer-Manager and counsel for the Dealer-Manager and obtain the consent of the Dealer-Manager to the filing (which consent shall not be unreasonably withheld).

(e)               To furnish to the Dealer-Manager copies of all materials not available via EDGAR furnished by the Company to its shareholders and all public reports and all reports and financial statements furnished by the Company to the principal national securities exchange upon which any of the Company’s securities may be listed pursuant to requirements of or agreements with such exchange or to the Commission pursuant to the Exchange Act or any rule or regulation of the Commission thereunder.

(f)                To qualify or register the Rights, the Rights Shares and the PIK Shares for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Dealer-Manager, the Company shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Rights, the Rights Shares and the PIK Shares, as applicable. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Dealer-Manager promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Rights, the Rights Shares and the PIK Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(g)               To apply the net proceeds from the exercise of the Rights in the manner described under the caption “Use of Proceeds” in the Offering Circular.

(h)               To use commercially reasonable efforts to list the Preferred Stock constituting Rights Shares and PIK Shares on the OTCQX Market and to use commercially reasonable efforts to complete that listing, as applicable, subject only to official notice of issuance (if applicable), prior to the expiration of the Rights Offering.

(i)                 To take such steps as shall be necessary to ensure that neither the Company nor any Subsidiary shall become an “investment company” within the meaning of such term under the Investment Company Act of 1940 and the rules and regulations of the Commission thereunder.

(j)                 To advise the Dealer-Manager, directly or through the Subscription Agent, from time to time, as the Dealer-Manager shall request, of the number of Rights Shares subscribed for, and arrange for the Subscription Agent to furnish the Dealer-Manager with copies of written reports it furnishes to the Company concerning the Rights Offering.

(k)               To commence mailing the Offer Documents to record holders of the Common Stock and the Warrants not later than the second business day following the record date for the Rights Offering, and to complete such mailing as soon as practicable.

(l)                 To reserve and keep available for issue upon (i) the exercise of the Rights and (ii) the placement of unsubscribed Rights Shares Stock during the Standby Placement Period such number of authorized but unissued shares of Preferred Stock as will be sufficient to permit the exercise in full of all Rights, except as otherwise contemplated by the Offering Circular.

(m)             To not take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the issuance of the Rights or the sale or resale of the Rights Shares, including during the Rights Offering and any Standby Placement Period.

10.              Conditions of Dealer-Manager’s Obligations. The obligations of the Dealer-Manager hereunder are subject to (and the occurrence of any Closing shall be conditioned upon) the accuracy, as of the date hereof and at all times during the Rights Offering and any Standby Placement Period, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)               (i) The Offering Statement shall have become qualified and the Offering Circular shall have been timely filed with the Commission in accordance with the Securities Act; (ii) all post-qualification amendments to the Offering Statement shall have become qualified; (iii) no stop order suspending the qualification of the Offering Statement or any amendment or supplement thereto shall have been issued and no proceedings for the issuance of any such order shall have been initiated or threatened, and (iv) any request of the Commission for additional information (to be included in the Offering Statement or the Offering Circular or otherwise) shall have been disclosed to the Dealer-Manager and complied with to the Dealer-Manager’s reasonable satisfaction.

(b)               The Dealer-Manager shall not have been advised by the Company or shall have discovered and disclosed to the Company that the Offering Statement or the Offering Circular or any amendment or supplement thereto, contains an untrue statement of fact which in the Dealer-Manager’s opinion, or in the opinion of counsel to the Dealer-Manager, is material, or omits to state a fact which, in the Dealer-Manager’s opinion, or in the opinion of counsel to the Dealer-Manager, is material and is required to be stated therein or is necessary to make the statements therein not misleading and that has not been corrected or disclosed in one or more amendments to the Offering Statement or the Offering Circular.

(c)               All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Rights, the Rights Shares, the PIK Shares, the Offering Statement and the Offering Circular, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Dealer-Manager, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(d)               On the Closing Date, there shall have been furnished to the Dealer-Manager the signed opinion (addressed to the Dealer-Manager) of Brownstein Hyatt Farber Schreck, LLP, counsel for the Company, dated as of the Closing Date and in form and substance satisfactory to counsel for the Dealer-Manager.

(e)               The Company shall have furnished to the Dealer-Manager a letter of BDO USA, LLP, addressed to the Dealer-Manager and dated as of the effective date of this Agreement: (i) confirming that it is the independent registered public accountant of the Company within the meaning of the Securities Act and is in compliance with the applicable requirements relating to the qualification of accountants under the PCAOB and applicable rules of the Commission, and (ii) providing negative assurances, as of the date of the letter, that the interim financial statements included in the Offering Statement for the three and six months ended March 31, 2019 and June 30, 2019, respectively, are in conformity with United States’ generally accepted accounting principles (GAAP) and the applicable accounting requirements of the Securities Act and the Exchange Act and the related rules and regulations adopted by the SEC.

(f)                On the date of this Agreement and on the Closing Date, as the case may be, the Company shall have furnished to the Dealer-Manager certificates of the Company’s Chief Financial Officer, dated the respective dates of their delivery and addressed to the Dealer-Manager, with respect to certain financial data contained in each of the Offering Statement and the Offering Circular, providing “management comfort” with respect to such information, in form and substance satisfactory to counsel for the Dealer-Manager.

(g)               The Company shall have furnished to the Dealer-Manager a certificate, dated as of the Closing Date, of its Chief Executive Officer and its Chief Financial Officer stating that:

i.	To their knowledge after reasonable investigation, the representations, warranties, covenants and agreements of the Company hereof are true and correct in all material respects;

ii.	The conditions to Closing set forth in this Agreement have been fulfilled;

iii.	Subsequent to the respective dates as of which information is given in the Offering Statement and the Offering Circular, neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its business, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding; and

iv.	Subsequent to the respective dates as of which information is given in the Offering Statement and the Offering Circular, there has not been any Material Adverse Change or any development involving a prospective Material Adverse Change.

(h)               Neither the Company nor any of its Subsidiaries shall have sustained since the date of the latest audited financial statements included in the Offering Circular any Material Adverse Change, the effect of which is, in the judgment of the Dealer-Manager, so material and adverse as to make it impracticable or inadvisable to proceed with the Rights Offering.

(i)                 FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of the Dealer-Manager’s engagement hereunder.

(j)                 All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Dealer-Manager. If any of the conditions specified in this Section 10 shall not have been fulfilled when and as required by this Agreement, this Agreement and all obligations of the Dealer-Manager hereunder may be canceled at, or at any time during the Rights Offering or Standby Placement Period, as applicable, by the Dealer-Manager. Any such cancellation shall be without liability of the Dealer-Manager to the Company. Notice of such cancellation shall be given the Company in writing, or by telegraph or telephone and confirmed in writing.

11.              Indemnification and Contribution. Notwithstanding anything to the contrary contained in the Engagement Letter:

(a)               The Company agrees to indemnify and hold harmless the Dealer-Manager and its affiliates and any officer, director, employee or agent of the Dealer-Manager or any such affiliates and any Person controlling (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Dealer-Manager or any of such affiliates (collectively, the “DM Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, expenses and actions (including shareholder actions, in respect thereof) whatsoever, under the Securities Act or otherwise (as incurred or suffered and including, but not limited to, any and all legal or other expenses incurred in connection with investigating, preparing to defend or defending any lawsuit, claim or other proceeding, commenced or threatened, whether or not resulting in any liability, which legal or other expenses shall be reimbursed by the Company promptly after receipt of any invoices therefore from the Dealer-Manager), (A) arising out of or based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Offer Statement or any amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading (other than statements or omissions made in reliance upon and in conformity with the Dealer-Manager Information), (ii) any untrue statement or alleged untrue statement of a material fact contained in any Offer Document not the Offering Statement (or any amendment or supplement thereto), in any other solicitation material used by the Company or authorized by it for use in connection with the Rights Offering, or in any blue sky application or other document prepared or executed by the Company (or based on any written information furnished by the Company) specifically for the purpose of qualifying any or all of the Rights or the Rights Shares under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”) or the omission or alleged omission to state in any such Offer Document or other document a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than statements or omissions made in reliance upon and in conformity with the Dealer-Manager Information), (iii) any withdrawal or termination by the Company of, or failure by the Company to make or consummate, the Rights Offering, (iv) any breach by the Company of any representation or warranty contained herein; (v) any actions taken or omitted to be taken by a DM Indemnified Party with the consent of the Company or in conformity with actions taken or omitted to be taken by the Company or (vi) any failure by the Company to comply with any agreement or covenant contained in this Agreement, or (B) arising out of, relating to or in connection with the Rights Offering, any of the other transactions contemplated thereby or the performance of the Dealer-Manager’s services to the Company with respect to the Rights Offering and the placement of unsubscribed Rights Shares during any Standby Placement Period; provided, however, that the Company shall not be responsible for any liabilities or expenses of any DM Indemnified Party that have resulted primarily from such DM Indemnified Party’s (x) gross negligence, bad faith or willful misconduct in connection with any of the advice, actions, inactions or services referred to herein or (y) use of any offering materials or information concerning the Company in connection with the Rights Offer or placement of unsubscribed Rights Shares during any Standby Placement Period that were not authorized for such use by the Company and which use constitutes negligence, bad faith or willful misconduct, in each case as determined by final and non-appealable judgment of a court of competent jurisdiction. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b)               The Dealer-Manager agrees to indemnify and hold harmless the Company and its directors, its officers who signed the Offering Statement and any Person controlling (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company (collectively, the “Company Indemnified Parties”) to the same extent as the indemnity set forth in Sections 11(a)(A)(i) and 11(a)(A)(ii) from the Company to the DM Indemnified Parties and only to the extent that any untrue statement or omission was made in reliance upon, and in conformity with, the Dealer-Manager Information. This indemnity agreement will be in addition to any liability that the Dealer-Manager may otherwise have.

(c)               Promptly after receipt by a DM Indemnified Party or a Company Indemnified Party (each of which, an “Indemnified Party”) of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company or the Dealer-Manager, as the case may be (each, an “Indemnifying Party”), pursuant hereto, promptly notify the relevant Indemnified Party in writing of the same. In case any such action is brought against an Indemnified Party and such Indemnified Party notifies the relevant Indemnifying Party of the commencement thereof, such Indemnifying Party shall have the right, but not the obligation, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. Within 30 days following receipt of notice from an Indemnified Party or the receipt of such claim, the relevant Indemnifying Party will notify the other Indemnifying Party whether or not the first Indemnifying Party will assume control of the defense. An Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at such Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the relevant Indemnifying Party, (ii) such Indemnified Party has reasonably concluded (based upon advice of counsel to such Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the relevant Indemnifying Party, or that a conflict or potential conflict exists (based upon advice of counsel to such Indemnified Party) between the Indemnified Party and such Indemnifying Party that makes it impossible or inadvisable for counsel to such Indemnifying Party to conduct the defense of both itself and such Indemnified Party (in which case such Indemnifying Party will not have the right to direct the defense of such action on behalf of such Indemnified Party), or (iii) such Indemnifying Party has notified such Indemnified Party that it will not assume control of the defense or has not in fact employed counsel reasonably satisfactory to such Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of such Indemnifying Party; provided, further, that in no event shall an Indemnifying Party be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the relevant Indemnifying Party, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

(d)               If the indemnification provided for in the foregoing paragraphs is judicially determined to be unavailable (other than in accordance with the terms hereof) to a Indemnified Party otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, whether or not the Dealer-Manager or the Company, as the case may be, is the person entitled to indemnification or reimbursement, the Company and the Dealer-Manager shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Dealer-Manager, on the other hand, of the Rights Offering or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and the Dealer-Manager, as well as any other relevant equitable considerations; provided, however, in no event shall the Dealer-Manager’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by the Dealer-Manager under this Agreement.  For the purposes of this Agreement, the relative benefits to the Company and to the Dealer-Manager of the engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Rights Offering, whether or not the Rights Offering is consummated, bears to (b) the fees paid or to be paid to the Dealer-Manager under this Agreement. For purposes hereof, each director, officer, employee and agent of the Dealer-Manager and each person, if any, who controls the Dealer-Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Dealer-Manager, and each director and officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company with the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.

(e)               The Company also agrees that neither the Dealer-Manager, nor any other Indemnified Party, shall have any liability to the Company for or in connection with the Dealer-Manager’s engagement as Dealer-Manager, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company which have resulted primarily from the Dealer-Manager’s bad faith, willful misconduct, or gross negligence (in all cases as determined by final and non-appealable judgment of a court of competent jurisdiction) or the use of any offering material or information concerning the Company in connection with this Rights Offering or the placement of unsubscribed Rights Shares during any Standby Placement Period which were not authorized for such use.  The foregoing agreement shall be in addition to any rights that the Dealer-Manager, the Company or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution.  For the sole purpose of enforcing and otherwise giving effect to the provisions of this Agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against the Dealer-Manager or any other indemnified party.

(f)                The Company agrees that it will not, without the prior written consent of the Dealer-Manager, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Dealer-Manager is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent (i) relates solely to the payment of monetary damages and does not include any admission of liability on the part of the Dealer-Manager, and (ii) includes an unconditional release, reasonably satisfactory in form and substance to the Dealer-Manager, releasing the Dealer-Manager from all liability arising out of such claim, action, suit or proceeding.

(g)               In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse the Dealer-Manager on a monthly basis for all expenses reasonably incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

(h)               If multiple claims are brought, and indemnification is permitted under applicable law and provided for under this Agreement with respect to at least one of such claims, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

(i)                 The Company agrees to reimburse each Indemnified Party for all expenses as they are incurred in connection with enforcing such Indemnified Party’s rights hereunder.

12.              Effective Date of Agreement; Termination.

(a)               This Agreement shall become effective upon the later of the time on which the Dealer-Manager shall have received notification of the qualification of the Offering Statement and the time which this Agreement shall have been executed by all of the parties hereto.

(b)               This Agreement may be terminated by the Company at any time.

(c)               Unless earlier terminated by the Company or upon the withdrawal of the Dealer-Manager pursuant to Section 4, this Agreement shall terminate upon the last to occur of (i) the consummation, termination or withdrawal of the Rights Offering and (ii) the expiration of any Standby Placement Period.

13.              Survival of Certain Provisions. The agreements contained in Sections 3, 6, 7, 11 and 13 through 21 hereof and the representations, warranties and agreements of the Company contained in Section 5 hereof shall survive the consummation of or failure to commence the Rights Offering and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party; provided, that the Company’s obligations under Section 7 to reimburse the Dealer Manager for accountable expenses are subject to FINRA Rule 5110 (f)(2)(D) in that such expenses are only reimbursable to the extent actually incurred and only if the Rights Offering actually closes.

14.              Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective upon receipt if (a) delivered personally, (b) sent by email transmission, or (c) sent by nationally recognized overnight courier, to the parties hereto as follows:

If to the Dealer-Manager:

Advisory Group Equity Services, Ltd.

doing business as RHK Capital

88 Post Road West, 3rd floor

Westport, Connecticut 06880

Attention: Richard H. Kreger, Senior Managing Director

Email: rkreger@rhk.capital

With a copy (which shall not constitute notice) to:

Mandelbaum Salsburg PC

1270 Avenue of the Americas, Suite 1808

New York, NY 10020

Attention: J. Russell Bulkeley, Esq.

Email: rbulkeley@lawfirm.ms

If to the Company:

Real Goods Solar Inc.

110 16th Street, 3rd Floor

Denver, CO 80202

Attention: ___________________

Email: _________________

With a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, CO 80202
Attention: Rikard Lundberg, Esq.
Email: RLundberg@BHFS.com

15.              Parties. This Agreement shall inure to the benefit of and be binding upon the Dealer-Manager, the Company and their respective successors and this Agreement and the terms and provisions hereof are for the sole benefit of only those Persons, except that the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the Person or Persons, if any, who control the Dealer-Manager within the meaning of Section 15 of the Securities Act. Nothing in this Agreement shall be construed to give any Person, other than the Persons referred to in this Section, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

16.              Amendment. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

17.              Governing Law; Venue. This Agreement shall be deemed to have been executed and delivered in New York and both this Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the laws of the State of New York, without regard to the conflicts of laws principals thereof (other than Section 5-1401 of The New York General Obligations Law). Each of the Dealer-Manager and the Company: (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, (b) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Dealer-Manager and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address or delivered by Federal Express via overnight delivery shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the underwriters mailed by certified mail to the Dealer-Manager’s address or delivered by Federal Express via overnight delivery shall be deemed in every respect effective service process upon the Dealer-Manager, in any such suit, action or proceeding. THE COMPANY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE REGISTRATION STATEMENT, ANY PRELIMINARY PROSPECTUS AND THE PROSPECTUS.

18.              Entire Agreement. This Agreement, as the same may be amended from time to time in accordance with the terms hereof, contains the entire agreement among the parties hereto relating to the subject matter hereof and there are no other or further agreements outstanding not specifically mentioned herein.  Notwithstanding anything herein to the contrary, the Engagement Letter shall continue to be effective and the term therein shall continue to survive and be enforceable by the parties thereto in accordance with its terms, provided, to the extent of any conflict or difference between this Agreement and the Engagement Letter, this Agreement shall control.

19.              Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by the Company or the Dealer-Manager without the prior written consent of the other party hereto.

20.              Severability. If any term or provision of this Agreement or the performance thereof shall be invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be valid and enforced to the fullest extent permitted by law.

21.              Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

22.              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or other electronic transmission (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

If the foregoing correctly sets forth your understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

REAL GOODS SOLAR, INC.

By:
Name:
Title:

Accepted and agreed as of the date first written above:

ADVISORY GROUP EQUITY SERVICES, LTD.

doing business as RHK Capital

By:
Name:	Richard H. Kreger
Title:	Senior Managing Director

[Signature Page to Dealer-Manager Agreement]